                                                                      EXHIBIT 11
                                                                      ----------



COMPUTATION OF PROFORMA PER SHARE EARNINGS

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
                                           For the Years Ended             For the Nine Months Ended
                                       -----------------------------     -------------------------------
                                                 January 31,                       October 31,
                                             ------------------                -------------------
                                          1996             1995               1996             1995
                                       -------------   -------------     -------------     -------------
Net income                             $   1,131,741   $     722,210     $     585,185     $   1,149,956
                                       =============   =============     =============     =============
Proforma Average Common
  Shares Outstanding

Software Technology, Inc.
    Common stock outstanding
    at July 31, 1996                         697,320         697,320           697,320           697,320

Five for one stock split of Common Shares
    upon registration under Exigent
    International, Inc.                           x5              x5                x5                x5
                                       -------------   -------------     -------------     -------------
                                           3,486,600       3,486,600         3,486,600         3,486,600

  Issuance of Class A Preferred
    Shares upon registration under
    Exigent International, Inc.              697,320         697,320           697,320           697,320
                                       -------------   -------------     -------------     -------------
  Total Exigent International Inc.
    shares issued to Software
    Technology, Inc. shareholders'         4,183,920       4,183,920         4,183,920         4,183,920

  Exigent International, Inc.
    shares to be issued to Mono-
    genesis at registration                  300,000         300,000           300,000           300,000
                                       -------------   -------------     -------------     -------------

Total proforma common shares
    used in computaton of
    earnings per share                     4,483,920       4,483,920         4,483,920         4,483,920
                                       =============   =============     =============     =============

Proforma earnings per share            $        0.25   $        0.16     $        0.13     $        0.26
                                       =============   =============     =============     =============
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(1)  Due to the exercise price of all warrants of $3 and the fair value of
     Exigent stock at less than $3, no dilution as a result of warrants is recorded.